ESCROW AGREEMENT
(Multiple Depositors)

This Escrow Agreement (“Agreement”) is entered into among Colonial Bank, N.A. (“Escrow  Agent”), having its principal place of business at 6650 N. MacArthur Blvd., Irving Texas 75039, Vincera Inc., a Delaware corporation (the “Company”) and Fifth Street Capital, L.L.C., a Delaware limited liability company (the “Investor Representative”), collectively referred to herein as “Parties” as of April 20, 2005.

RECITALS:

WHEREAS, the Company proposes to offer for sale to the public up to 20,138,889 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company, at a price of $0.36 per share (the “Transaction”);

WHEREAS, the Shares will be offered on a “best efforts basis” in accordance with the terms and conditions set forth in the Company’s definitive prospectus (the “Prospectus”), the form of which is included in the Company’s Registration Statement on Form SB-2 (SEC File No. 333-120676 as amended from time to time (the “Registration Statement”);

WHEREAS, the public offering of the Shares will commence on or about the date of the Prospectus and will end on the date or dates as set forth in the Prospectus;

WHEREAS, subscribers for Shares shall deposit with the Escrow Agent, by check or wire transfer payment, the aggregate subscription price for the Shares subscribed for;

WHEREAS, all funds representing the subscription price of Shares subscribed for shall be deposited and held in an escrow account (the “Escrow Account”) established and maintained by the Escrow Agent;

WHEREAS, the Company desires to appoint the Escrow Agent as the escrow agent for the Escrow Account, on the terms and conditions set forth herein in order to comply with the requirements of Rule 15c2-4 of the Securities Exchange Act of 1934, as amended;

WHEREAS, if subscriptions for at least 9,722,223 Shares have not been received and accepted by the Company and at least $3,500,000.28 of funds have not been deposited into the Escrow Account within the time period therefor as set forth in the Prospectus (the “Minimum Time Period”), all funds deposited in the Escrow Account shall be returned promptly to the subscribers;

WHEREAS, if subscriptions for at least 9,722,223 Shares have been received and accepted by the Company and at least $3,500,000.28 of funds have been deposited into the Escrow Account within the Minimum Time Period, the Company will deposit into the Escrow Account stock certificates in the name of each subscriber representing the number of Shares purchased from the Company;

WHEREAS, the escrowed Shares being held in the Escrow Account may not be transferred except in accordance with the terms and conditions set forth herein; and

WHEREAS, The Investor Representative has been duly appointed by the purchasers or investors listed on Exhibit B (“Purchasers”) to provide instructions to the Escrow Agent relating to the disbursement of funds in accordance with the Transaction.

AGREEMENT

The parties hereby agree as follows:

1.

Appointment of the Escrow Agent. Company and Investor  Representative do hereby appoint, constitute and designate Colonial Bank as their Escrow Agent for the purposes set forth herein, and the Escrow Agent accepts the agency created under this Agreement and agrees to perform the obligations as stated herein.

2.

Conflict with Other Agreements.  Company and Investor Representative agree that this Agreement supersedes any conflicting terms contained in any other agreement or understanding pertaining to the funds deposited in the Escrow Account.

3.

Deliveries  to Escrow Agent.  Each Purchaser shall deliver to the Escrow Agent the sum indicated alongside its name on Exhibit B attached hereto, and Escrow Agent shall acknowledge receipt of such amount and agrees to hold and disburse said amount (collectively, the “Escrow Amount”) in accordance with the terms and conditions of this Escrow Agreement and for the uses and purposes stated herein.  Such amount shall be delivered into escrow by each Purchaser in accordance with the instructions in Exhibit C.

4.

Investment of Funds.  All such funds will be deposited to the Escrow Account, which shall be a non-interest bearing account.

5.

Responsibilities of Escrow Agent. The duties and  responsibilities of the Escrow Agent shall be those expressly  set forth in this  Agreement.  No implied duties of the Escrow Agent shall be read into this Agreement and the Escrow Agent shall not be subject to, or obligated to recognize any other agreement between or direction or instruction of, any or all of the parties hereto.  The Escrow Agent shall also not be responsible for the duties of Company and Investor Representative to each other.

6.

Disbursements.

(a)

On or after April 20, 2005 Company and Investor Representative agree that they shall deliver to the Escrow Agent joint written instructions, substantially in the form of Exhibit D hereto executed by both the Company and Investor Representative (“Disbursement Instructions”) indicating whether or not the Transaction has been approved.

(b)

In the event that Company and Investor Representative deliver a joint written notice that the Transaction has been approved, then Escrow Agent shall release the entire Escrow Amount, less any fees payable in connection with this Escrow, to the Company in accordance with the wire transfer instructions contained therein.

(c)

In the event the Company and Investor Representative do not deliver such joint written notice by July 20, 2005 or such notice indicates that the Transaction has not been approved (Exhibit E), then Escrow Agent shall return the portion of the Escrow Amount that was contributed by each Purchaser, to the respective Purchaser, by check to such address as provided by each Purchaser, after such time as the Company and Investor Representative determine that the Transaction has not been approved.

(d)

Escrow Agent’s actions under this Section 6 shall occur promptly after receipt or non receipt of written notice by Company but in no event before April 20, 2005 and no later than July 20, 2005.

7.

Fees.

The fees of the Escrow Agent for services rendered in connection with this Escrow Agreement are outlined in Exhibit A.  It is the responsibility of the Company to pay the required fees to the Escrow  Agent.  Any fees not paid by the Company will be deducted from the Escrow Amount prior to disbursement of the funds.

8.

Collection by the Escrow Agent.  Unless otherwise specifically indicated herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited or received hereunder.  All such collections shall be subject to the usual collection agreement regarding items received by its commercial banking department for deposit or collection.  Except as provided in this Agreement, the Escrow Agent shall not be required or have a duty to notify anyone of any payment or maturity under the terms of any instrument deposited or received hereunder, nor to take any legal action to enforce payment of any check, note, security deposited or received  hereunder.  The Escrow Agent shall have no liability for any interest on money deposited or received hereunder.

9.

Returned Items.  Escrow Agent will charge the Escrow Account for the usual and customary fees for any deposited item that is returned unpaid.  Escrow Agent agrees to notify both the Company and Investor Representative by fax, directed to the fax numbers set forth below the parties’ signatures, of any deposit items that are returned.  Company agrees to immediately pay the Escrow Agent by check or otherwise the amount of the usual and customary fees for any  deposited item that is returned unpaid upon receipt of such  notification. If the Company does not immediately pay then the Investor  Representative shall pay.

10.

Instructions and Directions to Agent.  The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any person or entity, except notices or instructions as provided for in this Agreement ( the “Disbursement Instructions”).  If any property subject hereto is at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment, or decree shall be made or entered by any court affecting such property or any party hereto, then in any such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own  choosing, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, or vacated.

11.

Agent’s Right to Rely on Genuineness of Instrument.  The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any instrument furnished to it hereunder and believed by it to be genuine and believed by it to have been signed or presented by the appropriate party or parties described in this Agreement.  The Escrow Agent shall not be responsible nor liable in any respect on account of the lack of authority, or lack of right of any such person executing, or delivering or purporting to execute, deposit or deliver any such document, funds or endorsement of this Agreement or on account of or by reason of forgeries, or false representations.

12.

Indemnity and Hold Harmless of Escrow Agent. Company and Investor Representative hereby agree to indemnify and hold harmless Escrow Agent, its affiliates and respective directors, officers, agents and employees (“Indemnified Persons”) against  any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”) arising from this Agreement, including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection  with this  Agreement or any action taken or not taken  pursuant hereto, including, but not limited to, any Claims arising as a result of Escrow Agent’s adherence to instructions from Company and Investor Representative.  The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its reasonable satisfaction.  The Escrow Agent may consult counsel in respect of any question regarding this Agreement, or any question arising out of or related to this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.  ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR FOR ANY ACT DONE OR STEP TAKE OR OMITTED BY IT IN GOOD FAITH, OR FOR ANY MISTAKE OF FACT OR LAW, OR FOR ITS OWN NEGLIGENCE OR FOR ANYTHING WHICH IT MAY DO OR REFRAIN FROM DOING IN CONNECTION HEREWITH, EXCEPT ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  In the event a controversy arises involving the ownership of funds held by Escrow Agent pursuant to this Agreement, Escrow Agent specifically reserves the right to file an interpleader action in an appropriate court of competent jurisdiction to determine the ownership of said funds.  In the event any such action is taken, Escrow Agent shall be fully released and discharged from all obligations to perform any duties or obligations imposed upon it by this Escrow Agreement with regard to said funds unless and until otherwise ordered by the Court.  Should Escrow Agent file an interpleader action, the Company and/or the Investor Representative agree to pay all associated costs and expenses, including all court costs and reasonable attorney’s fees.  This provision shall survive the termination of this Agreement.

13.

Disagreements.  In the event of any disagreement between the parties and/or any other person, resulting in an adverse claim or demand being made in connection with this Agreement, Escrow Agent shall not become liable to the parties for damages or interest for Escrow Agent’s failure or refusal to comply with conflicting or adverse demands, and Escrow Agent may continue to refuse to act until the disagreement is resolved by the parties or by the court in which the Escrow Agent files a request for interpleader.

14.

Relationship of the Parties. Other than the escrow agency described herein, nothing in this Agreement shall create any other agency or fiduciary relationship between Company, Investor Representative and Escrow Agent.

15.

Notice.  Any notice or demand required or permitted under this Agreement shall be in writing delivered by means of facsimile transmission with a copy thereof sent by a nationally-recognized overnight courier service (for next business day delivery), which facsimile and overnight delivery envelope shall be transmitted or addressed, as the case may be, as follows:

(i)

If to the Company:

Vincera, Inc.

611 South Congress Avenue, Suite 350

Austin, Texas 78704

Fax: (630) 214-8824

Attn: David R. Malmstedt

dave@vincera.com

(ii)

If to Investor Representative:

Fifth Street Capital, LLC

600 Congress, Suite 260

Austin, Texas 78701

Fax: (512) 225-8015

Attn: Kyle Holland

kholland@fifthcap.com

(iii)

If to Escrow Agent:

Colonial Bank

6650 N. MacArthur Blvd.

Irving, Texas 75039

Fax: (972) 506-9193

Attn: Andrew Hart

Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Note if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a non-electronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled  to receive notice on paper, in a non-electronic form (“Non-Electronic

Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Non-Electronic Notice.

16.

Miscellaneous.

(a)

Choice of Law and Jurisdiction. This Escrow Agreement shall be governed by and construed in accordance with the law of the State of Texas as applied to agreements made and to be performed entirely in Texas. The parties to this Agreement hereby agree that jurisdiction over such parties and over the subject matter of any action or proceeding arising under this Agreement may be exercised by a competent court in Dallas County, Texas or by a United States Court sitting in Dallas County, exclusively. The parties agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)

Benefits and Assignment. Nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and their successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions, and provisions contained in this Agreement being for the sole benefit of the parties hereto and their successors and assigns. No party may assign any of its rights or obligations under this Escrow Agreement without (i) the written consent of all the other parties, which consent may be withheld in the sole discretion of the party whose consent is sought and (ii) the written agreement of the transferee that it will be bound by the provisions of this Agreement.

(c)

Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument.

(d)

Amendment and Waiver. This Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

(e)

Headings. The headings of the sections hereof are included for convenience of reference only and do not form part of this Agreement.

(f)

Entire Agreement. This Agreement contains the complete agreement of the parties with respect to its subject matter and supersedes and replaces any previously made proposals, representation, warranties or agreements with respect thereto by any of the parties hereto.

The Company and Investor Representative each states that they have read the foregoing Escrow Agreement, understands and agrees to it, and acknowledges receipt of a copy of the same.  The Company and the Investor Representative further acknowledge that this Agreement shall not be effective until signed by the Escrow Agent.

IN WITNESS  WHEREOF,  the parties  hereto have executed this Escrow Agreement as of the as of the date first set forth above..

COMPANY:

VINCERA, INC.

By: /s/ David R. Malmstedt

David R. Malmstedt, President and
Chief Executive Officer

ESCROW AGENT:

COLONIAL BANK

By: /s/Andrew Hart

Name: Andrew Hart

Title:   Vice President

INVESTOR REPRESENTATIVE:

FIFTH STREET CAPITAL, LLC

By:/s/ Kyle Holland

Kyle Holland, Managing Director

Exhibit A

Fee Schedule

Escrow Management Fee

$450.00

Legal Fee

$750.00

Non-sufficient Available Funds Fee (each)

$30.00

Incoming Wire Fee

(each)

$15.00

Exhibit B

Schedule of Purchasers

Exhibit C

Delivery Instructions

In accordance with Section 3 of this Agreement, all funds to be deposited to the Escrow Account should be delivered as follows:

Remittance Via Check:

Payable To: Vincera, Inc. Escrow Account

Account #: 8041776884

Mail To:

Colonial Bank, N.A.

6650 N. MacArthur Blvd.

Irving, Texas 75039

Attn: Andrew Hart

Remittance Via Wire Transfer:

Bank:  Colonial Bank

F/C Ref: Vincera, Inc.

Account #: 8041776884

ABA #: 062001319

Address:

Colonial Bank, N.A.

6650 N. MacArthur Blvd.

Irving, Texas 75039

Exhibit D

Disbursement Instructions

(Transaction Approved)

Colonial Bank

6650 N. MacArthur Blvd.

Irving, Texas 75039

Fax: (972) 506-9193

Attn: Andrew Hart

Escrow Agreement dated: April 20, 2005

Company: Vincera, Inc.

Investor Representative: Fifth Street Capital, L.L.C.

This letter is delivered  pursuant to Section 6 of the Escrow Agreement,  by and among the Company, the Investor Representative and Colonial Bank as Escrow Agent.

The Transaction relating to this Agreement has been approved.  The Company and Investor Representative hereby instruct Escrow Agent to release the entire Escrow Amount, less any fees payable in connection with this Escrow, to the Company's operating account number held by Colonial Bank.

The undersigned has caused its duly  authorized  representative  to execute this letter as of the date hereof.

Sincerely,

VINCERA, INC.

                                    FIFTH STREET CAPITAL, L.L.C.

By:___________________________

By:___________________________

Name & Title:_________________

Name & Title:_________________

Date:_________________________

Date:_________________________

Exhibit E

Escrow Account Disbursement Instructions

(Transaction Not Approved)

Colonial Bank

6650 N. MacArthur Blvd.

Irving, Texas 75039

Fax: (972) 506-9193

Attn: Andrew Hart

Escrow Agreement dated: April 20, 2005

Company: Vincera, Inc.

Investor Representative: Fifth Street Capital, L.L.C.

This letter is delivered  pursuant to Section 6 of the Escrow Agreement,  by and among the Company, the Investor Representative and Colonial Bank as Escrow Agent.

The Transaction relating to this Agreement has not been  approved.  The Escrow Amount should be returned to the Purchasers listed on Exhibit B, via check, in the amounts initially contributed by each Purchaser.  Addresses for each Purchaser are included  with this letter.  The Company will pay any fees payable in connection with these remittances.

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

Sincerely,

VINCERA, INC.

                                    FIFTH STREET CAPITAL, L.L.C.

By:___________________________

By:___________________________

Name & Title:_________________

Name & Title:_________________

Date:_________________________

Date:_________________________